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                                                                                                           Exhibit 12.4


                                       Ameren Energy Generating Company
                                Computation Of Ratio Of Earnings To Fixed Charges
                                      (Thousands of Dollars, Except Ratios)

                                                                                                          Period
                                                                                                        May 1, 2000
                                                                                                          through
                                                                  Year Ended December 31,               December 31,
                                                        -------------------------------------------     -------------
                                                           2003               2002          2001            2000
                                                           ----               ----          ----            ----
Net income                                              $     75,185     $     31,837    $     75,924     $     43,808
Add (Less) - Cumulative effect of change in
  accounting principle, net of tax                           (18,416)               -           1,993                -
                                                        -------------    -------------   ------------     -------------
Net income from continuing operations                         56,769           31,837          77,917           43,808

  Taxes based on income                                       38,538           20,340          47,296           27,213
                                                        -------------    -------------   ------------     -------------
Net income before income taxes                          $     95,307     $     52,177    $    125,213     $     71,021
                                                        -------------    -------------   ------------     -------------


Add - fixed charges:
  Interest on long term debt                                  55,394           45,840          34,138            5,690
  Other interest                                              45,461           39,937          41,189           29,875
  Amortization of debt discount expense                        1,495            1,377           1,059              119
                                                        -------------    -------------   ------------     -------------
Total fixed charges                                     $    102,350     $     87,154    $     76,386     $     35,684
                                                        -------------    -------------   -------------    -------------

Earnings available for fixed charges                    $    197,657     $    139,331    $    201,599     $    106,705
                                                        =============    =============   ============     =============

Ratio of earnings to fixed charges                              1.93             1.59            2.63             2.99
                                                        =============    =============   =============    =============


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